EXHIBIT 10.53
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                        MANUFACTURE AND SUPPLY AGREEMENT

         This Manufacturing and Supply Agreement ("Agreement") is entered into as of December 22, 2003 ("Effective Date") by and between VIVUS, Inc., having a principal place of business at 1172 Castro Street, Mountain View, California 94040, United States of America ("VIVUS"), and NeraPharm spol., s.r.o., having a place of business at 277 11 Neratovice, Czech Republic ("NeraPharm").

WHEREAS, NeraPharm is a worldwide licensed manufacturer of prostaglandin;

         WHEREAS, VIVUS desires to acquire a certain prostaglandin produced by NeraPharm.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

1.1 DMF" shall mean a drug master file, or its equivalent for the Product filed with a regulatory agency by or on behalf of NeraPharm which is adequate to comply with the applicable requirements and standards of such regulatory agency with respect to the Product.

1.2      "PH Eur" shall mean European Pharmacopoeia.

1.3      "FDA" shall mean the United States Food and Drug Administration.

1.4 "GMP" shall mean good manufacturing practices as defined by the FDA in 21 CFR Part 211 and European Guidelines.

1.5 "MUSE/ ALISTA System" shall mean VIVUS' system for delivery of the Product to treat male and female sexual dysfunction, as modified from time to time during the term of this Agreement.

1.6 "Product" shall mean Alprostadil USP (Prostaglandin E1)/Ph Eur (Prostaglandin E1).

1.7 "Specifications" shall mean the particulars as to composition, quality and other characteristics for the Product as set forth in Exhibit A hereto, as may be amended from time to time by mutual agreement of the parties.

1.8      "USP" shall mean United States Pharmacopoeia.


ARTICLE 2 - SUPPLY
------------------

2.1 Supply. NeraPharm shall supply to VIVUS quantities of the Product in full manufacturing lots ordered by VIVUS from time to time in accordance with this Agreement. Without limiting the foregoing, NeraPharm shall at all times maintain facilities to manufacture, with three (3) months prior notice, at least (*) (* - *) of Product per quarter. The (*) and (*) quantity is the expected yield of the manufactured lot that NeraPharm will validate for the production of Product to be supplied by NeraPharm to VIVUS under this Agreement. NeraPharm will use only validated lot sizes and processes for production of Product for supply to VIVUS. VIVUS and NeraPharm must mutually agree to any other batch size NeraPharm may wish to validate and use for Product supply under this Agreement.

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2.2      Orders. Quantities of the Product will be supplied by NeraPharm pursuant to purchase orders submitted by VIVUS from time to time. NeraPharm agrees to accept VIVUS' purchase orders for the Product, provided that the purchase order is in accordance with the forecast provided and other stipulations of this Agreement and provides for a lead time of not less than six (6) weeks, but not to exceed ten (10) weeks. NeraPharm's obligation to supply within this lead time period shall be limited to those quantities included in the forecast provided by VIVUS at least six (6) months earlier.

2.3 Obligation to Supply. Subject to the terms of this Article 2, NeraPharm shall accept and fill all orders placed by VIVUS for the product. Per
         Section 2.1 of this Agreement, the yield of the manufactured lot size that NeraPharm will validate for Product supply to VIVUS under this Agreement is expected to be (*) to (*). Forecasts provided by VIVUS to NeraPharm for Product supply will be in whole lot quantities with a target yield of (*) per lot. Beginning in 2005, VIVUS will provide to NeraPharm a binding six (6) month forecast and a non-binding twelve
         (12) month forecast starting from the end of the binding six (6) month period. The non-binding twelve (12) month forecast will assist NeraPharm in planning and capacity allocation and the binding six (6) month forecast will set forth quantities that VIVUS will be obligated to buy and NeraPharm will be obligated to supply; provided that due to manufacturing batch yield variances, NeraPharm shall supply quantities in amounts that are plus or minus (*) of the VIVUS ordered quantity in (*), and further provided that VIVUS may order an additional (*) per quarter above the binding forecast amount and up to (*) per four (4) quarter period. Such binding and non-binding forecasts shall be updated by VIVUS on February 28, May 30, August 30 and November 30 for eighteen
         (18) month periods starting from the first day of the first subsequent calendar quarter. The total of the quantities indicated for the first three months of such updated binding forecasts including the firm orders already placed, but not including back orders, if any, shall be not less than (*) per quarter less than the quantities indicated for the same calendar period in the binding forecast issued three (3) months before. VIVUS, from time to time, may need to purchase quantities in excess of (*) per quarter above the binding forecast or more than (*) per four (4) quarter period. In such case, NeraPharm will use its best efforts to supply VIVUS' requirements.

2.4 Form of Orders. VIVUS' orders shall be made pursuant to a written purchase order which is in a form mutually acceptable to the parties, and shall provide for shipment in accordance with reasonable delivery schedules as may be agreed upon from time to time by NeraPharm and VIVUS. NeraPharm shall use all reasonable efforts to notify VIVUS within five (5) days from receipt of an order of its ability to fill any amounts of such order in excess of the quantities that NeraPharm is obligated to supply. No terms contained in any purchase order, order acknowledgment or similar standardized form shall be construed to amend or modify the terms of this Agreement and in the event of any conflict, this Agreement shall control unless expressly agreed in writing.

2.5 Minimum Quantities. VIVUS agrees to order at least (*) batches (*) of Product for delivery during the calendar years 2004, 2005 and 2006.

2.6 Maximum Quantities. Notwithstanding anything herein to the contrary, NeraPharm shall not be obligated to supply to VIVUS more than (*) batches of Product in any calendar year provided that NeraPharm agrees to use all reasonable efforts to supply any quantities in excess of such amounts as VIVUS may order in accordance with Section 2.3 above.

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2.7      Price. The price to be paid by VIVUS per (*) of the Product ordered by
         VIVUS shall be based upon the quantities of the Product ordered by VIVUS and delivered by NeraPharm during a particular calendar year, as follows:

         2.7.1 The price of Product delivered for the first (*) during the calendar years 2004, 2005 and 2006 shall be $ (**) per (*).

         2.7.2 The Price of Product delivered in excess of (*) kg shall be mutually agreed by the parties hereto.

2.8 Packaging. Product shall be supplied to VIVUS: (a) in airtight and moisture-proof containers which have stability to support storage; (b) in standard quantities of (*), and no less than (*) and no more than (*); (c) in plastic packing material sufficient to prevent breakage of bottles while in transport; and (d) with a packaging label(s) displaying, in addition to the standard requirements, the tare weight, packaging job number, and bottle serial number per packaging job. The tare weight indicated shall contain the weight of the empty bottle, cap and cap insert, but neither of the label weights or that of external protective materials. A copy of a certificate of analysis for each such lot shall accompany such lot. A second copy of such certificate of analysis shall be separately sent to VIVUS.

2.9 Shipping Terms; Payment. All prices set forth in Section 2.7 above shall be CIP (Incoterms 2000) to an airport (in the case of shipment by airfreight) or to an address (in the case of shipment by courier service). The manner of shipment shall be designated by NeraPharm and the airport or address shall be designated by VIVUS. All payments hereunder shall be made in U.S. dollars, by direct bank transfer to an account designated in NeraPharm's Invoice. Payment terms shall be forty-five (45) days from the date of Invoice.

2.10 Taxes. VIVUS shall be responsible for the payment of any taxes, tariffs or duties in excess of those covered by NeraPharm pursuant to CIP (Incoterms 2000) related to the import of the Product into the country of destination.


ARTICLE 3 - QUALITY
-------------------

3.1 Quality. All Product supplied by NeraPharm shall meet (i) the current USP and European Pharmacopoeia requirements for the Product, (ii) the current VIVUS Specifications (Exhibit A), (iii) additional requirements that the parties may agree to from time to time to reflect to the manufacturing requirements of VIVUS' MUSE/ALISTA System, and (iv) the requirements of any health regulatory agency to which VIVUS has submitted, or notifies NeraPharm it will submit or sponsor the submission of, an application for regulatory approval. In case any official monograph or regulatory agency requirement conflicts with the current USP and European Pharmacopoeia requirements for the Product and NeraPharm's manufacturing and control process of Product described in the DMF, the parties will consult to seek a mutually acceptable solution. All Product supplied by NeraPharm shall be manufactured in accordance with current GMP manufacturing and ISO 9000 regulatory requirements and record keeping procedures at NeraPharm's plant located at 27711 Neartovice, Czech Republic (the "Facility").

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3.2      NeraPharm will manufacture (*) batches of Product, approximately (*)
         each, in a campaign starting in 2004. The first batch will be completed no later than March 31, 2004. The second and third batches will follow thereafter and will be completed no later than June 30, 2004. During this campaign, NeraPharm will apply change of manufacturing process validation to assure NeraPharm's current manufacturing process is in full compliance with current U.S. FDA and European regulatory cGMPs and with NeraPharm's U.S. and European DMFs.

3.3 NeraPharm agrees to carry out all tests and studies necessary to prove the equivalence of Product manufactured with NeraPharm's current manufacturing process using these three batches, including stability studies, and submit any necessary Specification or DMF changes and all related results as required by the regulatory authorities in a schedule set forth below:

         a. To the U.S. FDA with three (3) month stability results no later than October 15, 2004;

         b. To the European and other regulatory authorities no later than thirty (30) days after receipt of a written request from VIVUS, such written request to occur no earlier than September 15, 2004, such submission to include the latest stability results available at the time of submission.

3.4 NeraPharm agrees to provide VIVUS with a detailed analytical report on its findings on these batches of Product at the time of their qualification and results of its stability studies at the time such results are available.

3.5 VIVUS agrees to carry out all tests and studies necessary to acquire the approval of the U.S., EU and other regulatory authorities for its use of Product manufactured with the current process of NeraPharm as active ingredient in its finished product MUSE.

3.6 VIVUS agrees that these tests and studies shall include manufacture and stability studies of validation batches of MUSE using each of the first (*) batches of Product from NeraPharm.

3.7 VIVUS agrees to inform NeraPharm about its main findings on these validation batches of MUSE as well as to notify NeraPharm in a timely manner regarding regulatory submissions and their outcome.

3.8 Quality Control. Prior to each shipment of Product, NeraPharm shall perform quality control procedures to verify that the quantity or batch of such Product to be shipped conforms fully with the Specifications. Each shipment of Product shall be accompanied by a Certificate of Analysis describing all current requirements of the Specifications, results of test performed, as well as Batch Release Sheet certifying that the batch of Product supplied has been manufactured, controlled and released according to the Specifications, current DMFs and all relevant and current GMP requirements at the Facility stipulated under
         Section 3.1 above.

3.9 Rejection. VIVUS shall have sixty (60) days following its receipt of a shipment of Product to reject such Product on the grounds that all or part of the shipment fails to conform to the applicable Specifications or otherwise fails to conform to the warranties given by NeraPharm in
         Section 5.1, which rejection shall be accomplished by giving written notice to NeraPharm specifying the manner in which all or part of such shipment fails to meet the foregoing requirements. If rejection is based on grounds of contamination or Product not passing any physical test of Specification, VIVUS' rejection notice shall be accompanied by

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         satisfactory sample returned to NeraPharm to verify such
         non-conformity. If VIVUS rejects a shipment before the date on which payment therefore is due, it may withhold payment for such shipment or the rejected portion thereof. The warranties given by NeraPharm in
         Article 5 below shall survive any failure to reject by VIVUS under
         Section 3.9.

3.10 Returns and Settlement of Claims. NeraPharm shall be obliged to respond in writing to VIVUS accepting or refusing a rejection notice from VIVUS within forty-five (45) days from the date of receipt of such rejection notice in accordance with Section 3.9 above. In case of disagreement between the parties, the claim shall be submitted for tests and decision to an independent testing organization which meets appropriate GMP or consultant of recognized repute within the United States pharmaceutical industry mutually agreed upon by the parties (the "Laboratory"), the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment of Product shall be final and binding upon the parties. The fees and expenses of the Laboratory making such determination shall be paid by the party against which the determination is made (i.e., the party whose argument is rejected by the Laboratory). Products accepted by NeraPharm as not meeting the applicable requirements and Specifications or so decided by the Laboratory shall be returned by VIVUS to NeraPharm. NeraPharm shall use its best efforts to replace the quantities of Product returned by VIVUS within the shortest possible time, but no later than sixty (60) days from the return of such quantities. The replacement of returned Product shall have priority over the supply of Product ordered for shipment, not more than thirty (30) days before or any time after the return of the rejected quantity to NeraPharm. Without limiting the remedies of VIVUS, if NeraPharm fails to replace returned Product within one-hundred and fifty (150) days from the date Product is returned to NeraPharm, VIVUS shall have the right (i) to cancel such replacement shipment by written notice and (ii) to reclaim immediately (either through refund or setoff, at VIVUS' discretion) the amounts paid pursuant to Section 2.7 above for the Product that was returned but not replaced, if such payment for such Product had already been made to NeraPharm.

3.11 Presence At Facility. Upon reasonable notice given by VIVUS to NeraPharm and at reasonable frequency, VIVUS shall have the right to assign a reasonable number of employees or consultants of VIVUS to inspect and audit the Facility at which Product is manufactured in order to verify NeraPharm's compliance with the current GMP and other agreed requirements, provided, however that (a) such employees or consultants shall not unreasonably interfere with order activities being carried out of Facility, and (b) that such employees or consultants shall observe all rules and regulations applicable to visitors and to individuals employed at the Facility.


ARTICLE 4 - REGULATORY MATTERS
------------------------------

4.1      Regulatory Approvals.

         4.1.1 Requirements. VIVUS and its marketing partners shall notify NeraPharm in a timely fashion about their requirements for the submission and maintenance of DMFs related to the manufacture and control of the Product adequate to comply with applicable regulatory agencies' (including without limitation the FDA's) standards with respect to the Product in the United States, Europe, Canada, and other countries as is or becomes necessary for VIVUS and its marketing partners to import, export and sell the MUSE/ALISTA System worldwide. NeraPharm will submit, at NeraPharm's expense, a DMF or its equivalent in any other

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                  country imposing requirements fully identical to that of the
                  United States, Canada or the European Union within two (2) months after such requirement received from VIVUS or its marketing partners. In case VIVUS or its marketing partner requires the submission of a DMF in a country not covered by the foregoing stipulations, VIVUS will assist NeraPharm, directly or through others, to obtain the full details of requirements of a DMF on the manufacture and control of the Product in the country concerned. NeraPharm will use its best efforts to fulfill these requirements and to submit such document with content and form required in the country in question and at the time required by VIVUS. NeraPharm shall keep VIVUS and its marketing partners, as appropriate, informed about its ability or inability to submit and maintain such documentation as well as the intended or possible times of such submissions.

         4.1.2 DMF Submission. NeraPharm shall submit, at NeraPharm's expense, DMFs in every country in English or a translation in English. An English copy of the open part of each DMF, where such open part exists, shall be provided to VIVUS in parallel with the submission thereof to the applicable regulatory agency. NeraPharm agrees to maintain all information filed with the regulatory agencies current and reflective of current manufacturing practices and product specifications and to update this information as required. From time to time during the term of this Agreement, NeraPharm shall provide letters of authorization, instruments and/ or documents, and take such other actions, as VIVUS may reasonably request for purposes of obtaining regulatory approvals necessary for VIVUS and its marketing partners to import, export and sell Product as incorporated into the MUSE/ALISTA System. NeraPharm agrees to notify VIVUS in a timely fashion of any significant changes, deletions or modifications to any DMF or Product process or specification, and not to implement any such changes that would cause a delay in obtaining regulatory approvals to market products incorporating the Product without prior written agreement with VIVUS.

4.2 Inspections. NeraPharm shall permit regulatory agencies to conduct such inspections of the Facility as the regulatory agencies may request, and shall cooperate with the regulatory agencies with respect to such inspections and any related matters. NeraPharm shall give VIVUS prior written notice of any inspections, and shall keep VIVUS informed about the results and conclusions of each regulatory inspection, including actions taken by NeraPharm to remedy conditions cited in such inspections. In addition, NeraPharm shall allow VIVUS or its representative to assist in the preparation for and be present at such inspections. NeraPharm shall provide VIVUS with copies of any written inspection reports issued by such agencies and all correspondence between NeraPharm and the agency involved, including, but not limited to, FDA Form 483 and all correspondence relating thereto. VIVUS and its regulatory consultants, agents, marketing partners or other third parties agreed upon in advance by NeraPharm, under reasonable confidentiality requirements, shall have access, to quality assurance and current GMP audits of DMFs for the purposes of assessment of regulatory compliance, to the buildings, records and areas of the Facility involved in the manufacture, testing, storage and shipment of the Product.

4.3 VIVUS Cooperation. VIVUS agrees to keep NeraPharm reasonably informed as to the status of the development and applications for regulatory approvals of the MUSE/ALISTA System incorporating the Product supplied hereunder.

4.4 Maintenance of Approvals. Notwithstanding anything herein to the contrary, NeraPharm shall not undertake any modifications to Product

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         manufacturing or testing processes, specifications or filing that could impact VIVUS product approvals, regulatory product reviews, IND or any other compliance status without prior written agreement of VIVUS. NeraPharm shall obtain and maintain all licenses, permits and registrations necessary to manufacture the Product and supply it hereunder.


ARTICLE 5 - PRODUCT WARRANTIES

5.1      Process and Product Warranties. NeraPharm warrants and represents that:
         ------------------------------

         5.1.1 Specifications. All Product supplied to VIVUS hereunder shall comply with the Specifications for the Product and shall conform with the information shown on the Certificate of Analysis and Batch Release Sheet provided for the particular shipment according to Section 3.2 hereof;

         5.1.2 GMP. The Facility, and all Product supplied to VIVUS hereunder meets (a) all United States and European regulatory requirements for commercialization of the Product, including without limitation maintenance of a current DMF, compliance with GMP, demonstration of commercial production capability, and demonstration of acceptable stability of such Product; (b) all ISO 9000 regulatory requirements applicable to the
                  Product: and (c) all requirements imposed by other regulatory agencies with which a DMF has been filed for the Product;

         5.1.3 USP/Ph Eur. All Product supplied to VIVUS hereunder shall meet all USP and European Pharmacopoeia and other applicable standards and shall be fit for human use;

         5.1.4 Compliance with FFDCA. None of the Product supplied to VIVUS hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetics Act, 21 U.S.C.A. ss.301 et seq., as amended and in effect of the time of shipment (the "Act"), or within the meaning of any state or municipal laws applicable to the Products and containing terms with substantially similar meanings as the meanings of adulteration or misbranding under the Act; provided, however, that this provision shall not apply to, and NeraPharm shall have no responsibility for, misbranding caused directly by VIVUS as a result of labels or package text specified by VIVUS for the Product;

         5.1.5 Timing. All Product supplied to VIVUS hereunder shall have been manufactured within twenty-two (22) weeks prior to receipt by VIVUS;

         5.1.6 Notification. NeraPharm will provide written notice to VIVUS of any proposed alterations to the Facility or to any Product manufacturing or testing process; provided, however, that under no circumstances shall any such alteration be made without VIVUS' express prior written consent, or before regulatory approval, if required for any suchalteration, is received in each country in which Product is then being sold; and

         5.1.7 No Encumbrance. Title to all Product supplied to VIVUS hereunder shall pass to VIVUS as provided herein free and clear of any security interest, lien, or other encumbrance.

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5.2      Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, NERAPHARM
         MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PRODUCT, AND NERAPHARM HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.


ARTICLE 6 - TERM AND TERMINATION
--------------------------------

6.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force until December 31, 2006, unless terminated earlier in accordance with this Article 6.

6.2 Termination for Convenience. Either party hereto may terminate this Agreement upon ninety (90) days prior written notice to the other party hereto; provided, however, such termination shall not become effective prior to December 31, 2004.

6.3 Termination by NeraPharm. NeraPharm shall have the right to terminate this Agreement on thirty (30) days prior written notice to VIVUS after the beginning of any calendar year during the term of this Agreement but before February 28, of such year, if VIVUS fails to order for delivery the minimum purchase obligation set forth in Section 2.5 during the previous calendar year; provided that VIVUS does not order sufficient quantities to cure such shortfall within the foregoing thirty (30)-day period.

6.4 Breach. This Agreement may be terminated by either party if the other party breaches any material term or condition of this Agreement and fails to remedy the breach within sixty (60) days after being given written notice thereof.

6.5 Effect of Termination. In the case of notice termination by either party under Section 6.3.or 6.4., the parties' obligations, including NeraPharm's obligation to supply Product ordered by VIVUS, and VIVUS' obligation to purchase Product included in any binding forecast pursuant to Section 2.3. shall survive. In addition, VIVUS may purchase and NeraPharm agrees to supply quantities of Product for which VIVUS has not found alternate suppliers, at NeraPharm's then current prices of Product.

6.6 Survival. It is understood that termination or expiration of this Agreement shall not relieve a party from any liability which, at the time of such termination or expiration, has already accrued to the other party. The provisions of Sections 3.9, 3.10, 6.5, 6.6 and 10.1, and Articles 1, 5, 7, 9, and 11 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement. Except as otherwise expressly provided in this Article 6, all other rights and obligations of the parties shall terminate.


ARTICLE 7 - CONFIDENTIALITY
---------------------------

7.1 Confidential Information. The parties may from time to time disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed by one party to the other party hereto which if disclosed in tangible form is marked "confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within forty-five (45) days after

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         such disclosure. Notwithstanding the foregoing, Confidential
         Information shall not include any information that, in each case as demonstrated by written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure, as can be shown by competent proof; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; (iv) was subsequently lawfully disclosed to the receiving party by a person other than the disclosing party, as can be shown by competent proof;
         (v) was developed by the receiving party without reference to any Confidential Information of the disclosing party.

7.2 Confidentiality. Each party hereby agrees: (i) to hold and maintain in strict confidence all Confidential Information of the other party; and
         (ii) not to use or disclose any Confidential Information of the other party except to those employees and consultants who have a need to know, as otherwise permitted by this Agreement, or as may be necessary to exercise its rights or perform its obligations under this Agreement; provided that each party to whom Confidential Information is disclosed is bound by the same terms regarding the disclosure and use of Confidential Information as set forth in this Article 7. Nothing contained in this Article 7 shall prevent either party from disclosing any Confidential Information of the other party to (a) regulatory agencies for the purpose of obtaining approval to distribute and market the Product; provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed; (b) to accountants, lawyers or other professional advisors or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (c) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

7.3 Return of Confidential Information. Upon termination or expiration of this Agreement, each party shall return all Confidential Information in its possession that was received from the other party; provided, however, that the recipient may retain one copy of such Confidential Information for its legal files solely for the purpose of monitoring compliance with applicable confidentiality obligations pursuant to this Agreement.


ARTICLE 8 - REPRESENTATIONS AND WARRANTIES
------------------------------------------

8.1 NeraPharm. NeraPharm represents and warrants that: (i) it has full power to enter into this Agreement and to grant and assign to VIVUS the rights granted and assigned to VIVUS hereunder; (ii) it has obtained all necessary corporate approvals to enter into and execute the Agreement; (iii) it has not entered and will not enter into any agreements with any third party that are inconsistent with this agreement; (iv) NeraPharm shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement; and
         (v) that the provisions of this Agreement, and the rights and obligations of the parties hereunder, are enforceable under the laws of the Czech Republic.

8.2 VIVUS. VIVUS represents and warrants that: (i) it has full power to enter into the Agreement; (ii) it has obtained all necessary corporate

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         approvals to enter into and execute this Agreement; (iii) it has not entered and will not enter into any agreements of any third party that are inconsistent with this Agreement; and (iv) VIVUS shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement.

8.3 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 8 AND ARTICLE 5 ABOVE, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF.


ARTICLE 9 - INDEMNIFICATION
---------------------------

9.1 VIVUS. VIVUS shall indemnify, defend and hold harmless NeraPharm, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys' fees) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from (i) the clinical testing of the Product by or on behalf of VIVUS; (ii) the safety of the Product distributed by or on behalf VIVUS; (iii) the promotion, distribution, sale, handling, possession, or use of the Product by or on behalf of VIVUS following its or their acceptance thereof in accordance with Section 3.3 above; (iv) the negligent or intentionally wrongful acts or omissions of VIVUS; and (v) any breach by VIVUS of its representations and warranties under Section 8.2 above, in each case subject to the requirements set forth in Section 9.3 below. Notwithstanding the foregoing, VIVUS shall have no obligations under this Article 9 for any liabilities, expenses or costs arising out of or relating to claims covered under Section 9.2 below.

9.2 NeraPharm. NeraPharm shall indemnify, defend and hold harmless VIVUS, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys' fees) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from (i) the negligent or intentionally wrongful acts or omissions of NeraPharm; (ii) any loss of Product for which NeraPharm bears the risk under Section 2.9; and
         (iii) any breach by NeraPharm of any of its representations and warranties under Section 5.1 or 8.1, in each case subject to the requirements set forth in Section 9.3 below.

9.3      Indemnification Procedure. Any party seeking indemnification under this
         Article 9 (the "Indemnitee") shall (i) promptly notify the indemnifying party (the "Indemnitor") of such claim, (ii) provide the Indemnitor sole control over the defense and/ or settlement thereof, and (iii) at the Indemnitor's request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the foregoing, with respect to claims brought under
         Section 9.1 or 9.2 above, the Indemnitee, at its own expense, shall have the right to participate with counsel of its own choosing in the defense and/ or settlement of any such claim.


ARTICLE 10 - INTERNATIONAL ISSUES
---------------------------------

10.1 Language. This Agreement is in English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

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10.2     Government Approvals. NeraPharm shall:

         10.2.1 at its own expense, comply with all applicable laws, and obtain all approvals and make and maintain in force all filings, registrations, reports, licenses, permits and authorizations required by national and local governments within the Czech Republic in order for NeraPharm to perform its obligations under this Agreement; and

         10.2.2 advise VIVUS of any legislation, rule, regulation or other law (including but not limited to any customs, tax, trade, intellectual property or tariff law) which is in effect or which may come into effect in the Czech Republic after the Effective Date of this Agreement and which affects the transfer of Product to VIVUS under this Agreement, or which has a material effect on any provision of this Agreement.


ARTICLE 11 - GENERAL
--------------------

11.1 Assignment. The parties agree that their rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

11.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United Kingdom without reference to conflict of laws principles and excluding the 1980 U. N. Convention on Contracts for the International Sale of Goods.

11.3 Arbitration. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration in London, England under the Rules of Arbitration of the International Chamber of Commerce by three
         (3) arbitrators appointed in accordance with said rules. The decision and/ or award rendered by the arbitrators shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless otherwise determined by the arbitrators. Each party shall bear the cost of its own attorneys' and expert fees. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

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11.4     Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.




















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         If to VIVUS:               VIVUS, Inc.
                                    1172 Castro Street
                                    Mountain View, CA  94040
                                    Attn:   C. E. O. and C. F. O.


         With a copy to:            Wilson, Sonsini, Goodrich & Rosati
                                    650 Page Mill Road
                                    Palo Alto, California 94304-1050
                                    Attn:

         If to NeraPharm:           NeraPharm, spol. s.r.o.
                                    Ul. Prace 657
                                    277 11  Neratovice
                                    Czech Republic
                                    Attn:


11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY, AND THE PARTIES ACKNOWLEDGE THAT THIS PARAGRAPH REPRESENTS A REASONABLE ALLOCATION OF RISK.

11.6 Force Majeure. Neither party will be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by acts of God, fire, war, embargo, riots, strikes or other similar cause outside the control of such party.

11.7 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective investors and to such party's accountants, attorneys and other professional advisors.

11.8 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

11.9 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.10 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

11.11 Independent Contractors. The relationship of VIVUS and NeraPharm established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between VIVUS and NeraPharm. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

11.12 Trademarks. VIVUS, in its sole discretion, shall select the trademarks, trade names and trade dresses to be used in connection with the Product and all such trademarks, trade names and trade dresses shall be and become the exclusive property of VIVUS. NeraPharm shall use said trademarks, trade names and trade dresses for the sole purpose of manufacturing the Product for supply to VIVUS and at no time shall adopt any trademark, trade name or trade dress that may be confusingly similar therewith. NeraPharm shall acquire no rights in and to any trademarks, trade names and trade dresses selected by VIVUS under this
         Section 11.12.

11.13 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter thereof. Notwithstanding the foregoing, neither party waives any rights it may have under the Supply Agreement. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.


VIVUS, INC.                               NERAPHARM, SPOL. S. R. O.

By:      /s/ Terry Nida                   By:      /s/ Ing Miroslav Spacek
         --------------------------                ----------------------------
Name:    Terry Nida                       Name:    Ing Miroslav Spacek
Title:   Vice President                   Title:   Managing Director and
                                                   Member of Board of Directors
Date:    01/07/04
         --------------------------       Date:    12/22/03
                                                   ----------------------------


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                                    EXHIBIT A

                              SPECIFICATIONS TABLE

                                      (**)


























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